Exhibit 5.1

November 30, 2020

Financial Institutions, Inc.

220 Liberty Street

Warsaw, New York 14569

Re:	Registration Statement on Form S-4 of Financial Institutions, Inc.

Ladies and Gentlemen:

We have acted as counsel to Financial Institutions, Inc., a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 (the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of the exchange for up to $35,000,000 in aggregate principal amount of the Company’s 4.375% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “New Notes”) for a like principal amount of the Company’s outstanding unregistered 4.375% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Old Notes”) as contemplated by the Registration Rights Agreement, dated as of October 7, 2020, between the Company and the purchasers of the Old Notes (the “Registration Rights Agreement”).

The New Notes will be issued pursuant to the Indenture, dated as of October 7, 2020 (the “Indenture”), between the Company and Wilmington Trust, N.A., as trustee (the “Trustee”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and all exhibits thereto, the restated certificate of incorporation, as subsequently amended, of the Company, as presently in effect, the Amended and Restated Bylaws of the Company, as presently in effect, the Old Notes, the New Notes, the Indenture, the Registration Rights Agreement, resolutions adopted by the Board of Directors of the Company relating to the authorization for the Registration Statement and issuance of the New Notes and other related matters, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinion expressed herein. As to questions of fact material to this opinion, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny • buffalo, ny • albany, ny • corning, ny • new york, ny

Financial Institutions, Inc.

November 30, 2020

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Old Notes in the manner described in the prospectus forming a part of the Registration Statement, the New Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to (x) bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, (y) constitutional and public policy limitations and general principles of equity, and (z) applicable usury laws. In addition, we express no opinion as to: the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge; the enforceability of the governing law and forum selection provisions contained in the New Notes; waivers of right to trial by jury, or any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, and negligence or willful misconduct.

The opinion expressed herein is limited exclusively to the applicable provisions of the New York Business Corporation Law as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Financial Institutions, Inc.

November 30, 2020

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP

Harter Secrest & Emery LLP